Exhibit 3.1

IC> GOES KG5 LITHO . IN U.S.A. hi//b ,Iftrm Jlfii'tbfi ** John A . Smith. ** - ** Zero { O)**

Mountain Share Transfer, LLC. 2030 Powers Ferry Road S Suite# 212 Atlanta , GA. 30339 Office (404) - 474 - 3110 Facsimile# (404) - 816 - 8830 www.mountainsharetransfer.com FEE SCHEDULE: $ 35.00 Per New Stock Certificate Issued, $ 15.00 Per Stock Certificate Cancelled $ 75.00 Each Legend Removal $ 50.00 Expedite (RUSH) Fee $ 15.00 Certified or Priority Mail, $ 40.00 Federal Express or United Parcel Service Overnight Please contact our office if you move or change your address. This is important to maintain proper shareholder communications and avoid escheatment issue.